UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 23, 2014

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12933	94-2634797
(Commission File Number)	(IRS Employer Identification Number)

4650 Cushing Parkway

Fremont, California 94538

(Address of principal executive offices including zip code)

(510) 572-0200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events
SIGNATURES

Item 8.01. Other Events

Executive Compensation

The Compensation Committee of Lam Research Corporation (the “Company”) made a number of changes to the Company’s executive compensation program for awards made in calendar year 2014. The Company:

•	replaced the cash component of its long-term incentive program (“LTIP”) entirely with equity;

•	introduced the use of a new LTIP equity vehicle, a Market-Based Performance Restricted Stock Unit, that:

•	incorporates a relative market-based LTIP metric different from the absolute operational performance metrics used for the Company’s annual incentive program, which compares the Company’s stock price performance during the performance period to the market price performance of the Philadelphia Semiconductor Sector Index (SOX) and

•	is subject to no floor and a 150% of target units as a vesting ceiling; and

•	extended the LTIP performance period from two to three years, and

•	as a result of this change, made a one-time two-year LTIP award to ensure that participants are still eligible to receive a long-term award that vests in calendar year 2016.

Gain on Sale of Assets

On June 4, 2014, the sale of certain interests in real estate in the San Francisco Bay Area was completed, resulting in $135 million in net proceeds and a gain of $83 million from the transaction. This transaction will be reflected in the GAAP financial results for the June 2014 quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2014

LAM RESEARCH CORPORATION

By:	/s/ Douglas R. Bettinger
Douglas R. Bettinger
Executive Vice President and Chief Financial Officer